FOR IMMEDIATE RELEASE

news release
GoDaddy Elects New Board Member

TEMPE, Ariz. June 27, 2024/PR Newswire/-- The board of directors of GoDaddy Inc. (NYSE: GDDY) unanimously elected Graham Smith as a new independent director effective June 26, 2024. He will serve as a Class I director until the company’s 2025 annual meeting of stockholders, at which time all directors will stand for annual election. Smith will join the board of directors’ Audit and Finance Committee.

“We are pleased to welcome Graham to the GoDaddy board,” said Brian Sharples, chair of GoDaddy’s board of directors. “Graham’s 30-year career entails leadership, operational finance and board service at some of the world’s most highly respected technology companies. His unique background and proven experience will further enhance our ability to provide compelling solutions for our customers while ensuring we can deliver an optimal combination of top-line growth and profitability.”

Aman Bhutani, GoDaddy chief executive officer and member of the board of directors, added, “We are excited to welcome Graham to the GoDaddy team. His leadership experience as a public company chief financial officer and his success helping technology companies grow and scale are ideal proficiencies for the board as we continue to unlock new opportunities for growth.”

Smith, 64, currently serves as a board member for publicly traded companies Axon Enterprise, Inc. and Procore Technologies, Inc. Smith previously served as chair of the board of directors of Splunk Inc. until it was acquired by Cisco Systems, Inc. in March 2024. Smith also served as Splunk’s interim chief executive officer from November 2021 through April 2022. He retired from Salesforce.com, Inc. in 2015 after eight years of service, where he served as executive vice president and chief financial officer. Smith previously held various senior leadership roles at Advent Software, Inc., Vitria Technology, Inc., Nuance Communications, Inc., and Oracle Corporation. He began his career at Arthur Andersen (now Deloitte LLP) where he held various roles, including senior auditor.

About GoDaddy
GoDaddy helps millions of entrepreneurs globally start, grow, and scale their businesses. People come to GoDaddy to name their idea, build a professional website, attract customers, sell their products and services, and accept payments online and in-person. GoDaddy’s easy-to-use tools help microbusiness owners manage everything in one place, and its expert guides are available to provide assistance 24/7. To learn more about the company, visit www.GoDaddy.com.

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Contacts
Investors
Christie Masoner
ir@godaddy.com

Media
Kristy Nicholas
pr@godaddy.com

Source: GoDaddy Inc.